   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 1999.
                       REGISTRATION NO. 333-_____________

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               -------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               GENZYME CORPORATION
               (Exact name of registrant as specified in charter)

          MASSACHUSETTS                                          06-1047163
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                          Identification Number

        ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139 (617) 252-7500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -------------------
                                PETER WIRTH, ESQ.
                Executive Vice President and Chief Legal Officer
                               Genzyme Corporation
                               One Kendall Square
                         Cambridge, Massachusetts 02139
                                 (617) 252-7500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                with copies to:
                             PAUL M. KINSELLA, ESQ.
                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 573-0100

                               -------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

----------------------------------- ------------------ --------------------- -------------------- ------------------
                                                         Proposed maximum      Proposed maximum
 Title of each class of securities     Amount to be     aggregate offering    aggregate offering      Amount of
         to be registered             registered (1)    price per share (2)        price (2)       registration fee
----------------------------------- ------------------ --------------------- -------------------- ------------------
 Genzyme Molecular Oncology          1,000,000 shares        $6.5313              $6,531,300          $1,815.70
 Division Common Stock, $0.01 par
 value
----------------------------------- ------------------ --------------------- -------------------- ------------------

(1) Plus such additional number of shares of Genzyme Molecular Oncology Division Common Stock (the "GZMO Stock") as are required for issuance upon a stock split, stock dividend or similar transaction. Includes associated purchase rights which currently are evidenced by certificates for shares of GZMO Stock and automatically trade with such shares.

(2) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(a).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED _________________

          _______________ SHARES OF GENZYME MOLECULAR ONCOLOGY DIVISION
                                  COMMON STOCK

Genzyme Molecular Oncology Division Common Stock trades on the Nasdaq National Market under the symbol "GZMO." We refer to this stock as GZMO Stock. On __________, 1999 the last sale price for GZMO Stock reported by Nasdaq was $_____.

This prospectus relates to sales of up to _______ shares of GZMO Stock by Canadian Medical Discoveries Fund, Inc. Canadian Medical Discoveries Fund acquired these shares when we purchased one-half of its interest in StressGen/Genzyme LLC.

We will not receive any portion of the proceeds from sales of the shares.

INVESTING IN SHARES OF GZMO STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS RELATING TO GZMO STOCK" BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information included in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date below.

              THE DATE OF THIS PROSPECTUS IS ______________, 1999.

  GENZYME CORPORATION -- ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139 --
                                 (617) 252-7500

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Genzyme Corporation..........................................................3

Where You Can Find More Information..........................................4

Risk Factors Relating to GZMO Stock..........................................5

Selling Securityholder......................................................15

Plan of Distribution........................................................16

Legal Matters...............................................................17

Experts.....................................................................17

                               GENZYME CORPORATION

We are a biotechnology company that develops innovative products and services for significant unmet medical needs. We have four operating divisions:

     - Genzyme General, which develops and markets therapeutic products and diagnostic services and products, with an expanding focus on developing new products to treat patients suffering from lysosomal storage disorders and other specialty therapeutics;

     - Genzyme Molecular Oncology, which is developing cancer products, with a focus on therapeutic vaccines and angiogenesis inhibitors, through the integration of its gene discovery, gene therapy, small molecule drug discovery, protein therapeutic and genetic diagnostic efforts;

     - Genzyme Surgical Products, which develops, markets and distributes a comprehensive portfolio of surgical devices, closures, biomaterials and biotherapeutics for the cardiovascular, general and plastic surgery markets, with a focus on developing and commercializing gene therapy, cell therapy and other biosurgery products to treat cardiovascular disease; and

     - Genzyme Tissue Repair, which develops and markets biological products and devices for the treatment of orthopedic injuries, such as cartilage damage, and severe burns.

We currently have four designated series of common stock, each of which is intended to reflect the value and track the performance of one of our divisions. We refer to these series of common stock in this prospectus by their Nasdaq trading symbols:

                     SERIES OF COMMON STOCK                NASDAQ TRADING SYMBOL
                     ----------------------                ---------------------
         Genzyme General Division Common Stock                     GENZ
         Genzyme Molecular Oncology Division Common Stock          GZMO
         Genzyme Surgical Products Division Common Stock           GZSP
         Genzyme Tissue Repair Division Common Stock               GZTR

For purposes of financial presentation, we allocate programs, products, assets and liabilities among our divisions; however, Genzyme, the corporation, continues to own all of the assets and is responsible for all of the liabilities allocated to each of the divisions.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov."

The SEC allows us to "incorporate by reference" information contained in documents we file with them, which means that we may disclose important information by referring to those documents. The information incorporated by reference is a part of this prospectus and will automatically be updated and superseded by the information that we later file. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

     1. Annual Report on Form 10-K filed with the SEC on March 31, 1999 (except for the financial statements on pages 2-31 of Exhibit 13.1, which we restated and filed with the SEC on June 30, 1999 as Exhibit 99 to our Form 8-K), as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on June 30, 1999.

     2. Quarterly Reports on Form 10-Q filed with the SEC on May 17, 1999 (except for pages 4-9 and 26-28 to the extent the financial statements and related discussion relates to Genzyme General, which we restated and filed with the SEC on June 30, 1999 as Exhibit 99 to our form 8-K) and August 16, 1999.

     3. Current Reports on Form 8-K filed with the SEC on March 17, 1999, June 11, 1999, and June 30, 1999.

     4. The description of GZMO Stock and GZMO Stock Purchase Rights contained in our Registration Statement on Form 8-A filed with the SEC on June 18, 1997.

You may request a copy of any of our filings, at no cost, by writing or telephoning us at the following address or number:

                              Shareholder Services
                               Genzyme Corporation
                               One Kendall Square
                         Cambridge, Massachusetts 02139
                                 (617) 252-7526

                       RISK FACTORS RELATING TO GZMO STOCK

The following are risks associated with owning shares of GZMO Stock.

You should keep these risk factors in mind when you read forward-looking statements. These are statements that relate to future periods and include statements about:

     -   product development activities and projected expenditures;

     -   receipt of regulatory approvals;

     -   plans for sales and marketing;

     -   projected cash needs;

     -   financial results; and

     -   dividend policy.

Generally, the words "anticipates," "expects," "believes," "intends," "could," "may" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and our actual results could differ significantly from results discussed in the forward-looking statements.

Throughout these risk factors, the words "we," "us," "our" and "Genzyme" refer to Genzyme Corporation and all of its business divisions collectively, and "our board of directors" or "our board" refer to the board of directors of Genzyme Corporation.

A.  RISKS RELATED TO GENZYME TRACKING STOCK

GZMO Stock is one of four series of Genzyme tracking stock. The following are risks related to owning shares of our tracking stock.

THE HOLDERS OF OUR TRACKING STOCK ARE STOCKHOLDERS OF A SINGLE COMPANY AND UNFAVORABLE FINANCIAL TRENDS AFFECTING ONE DIVISION COULD NEGATIVELY AFFECT OUR OTHER DIVISIONS.

Neither Genzyme Molecular Oncology nor our other divisions are separate legal entities. Holders of GZMO Stock, together with holders of our other series of tracking stock, are stockholders of a single company and face all of the risks of an investment in Genzyme.

For purposes of financial presentation, we allocate programs, products, assets and liabilities among our four divisions. Genzyme Corporation, however, continues to own all of the assets and is responsible for all of the liabilities allocated to each of the divisions. A holder of GZMO Stock, for example, does not have any specific rights to the assets allocated to Genzyme Molecular Oncology in our financial statements. Furthermore, if we are unable to satisfy one division's liabilities out of the assets we allocate to that division, we may be required to satisfy those liabilities with assets we have allocated to another division. You should read both our consolidated financial statements and the financial statements of Genzyme Molecular Oncology included in the reports that we file with the SEC.

OUR BOARD OF DIRECTORS MAY TAKE ACTIONS THAT, WHILE IN THE BEST INTERESTS OF GENZYME AS A WHOLE, HAVE AN UNEQUAL AND ADVERSE EFFECT ON ONE OR MORE SERIES OF OUR TRACKING STOCK.

There may be times when the interests of holders of each series of our common stock diverge or appear to diverge. Massachusetts law does not define a board of directors' duties in that situation. Based on the advice of counsel, however, we believe that a Massachusetts court would conclude that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any particular group of stockholders. That duty is the fiduciary duty to act in good faith and in a manner the board reasonably believes to be in the best interests of the corporation. Under Massachusetts law, if a disinterested and adequately informed board of directors determines in good faith that an action would be in the corporation's best interests, taking into account both the interests of holders of each series of tracking stock as well as the alternatives reasonably available, then the board of directors should be able to successfully defend against any stockholder claim that the action could have an unequal effect on different series of tracking stock. In March 1999, the Delaware Court of Chancery reached a similar conclusion in two separate cases and dismissed, in each case, all stockholder claims that the board of directors had violated its fiduciary duties under Delaware law by approving actions that had a disparate impact on holders of different classes of tracking stock. The court concluded in each case that even where the decision of the board of directors affected holders of separate classes of tracking stock differently, stockholders must allege facts sufficient to indicate that a board of directors' approval was not based on the good faith belief that such actions were in the corporation's best interests. While Delaware case law is not binding on a Massachusetts court, we believe that a Massachusetts court would be influenced by these decisions in addressing similar issues. A Massachusetts court hearing a case, however, may apply principles of Massachusetts law other than those described above or develop new principles of Massachusetts law to decide the case.

MEMBERS OF OUR BOARD OF DIRECTORS MAY FAVOR ONE SERIES OF TRACKING STOCK OVER ANOTHER IF THEY OWN A DISPROPORTIONATE AMOUNT OF THAT SERIES.

A member of our board may own a disproportionate amount of tracking stock in a particular series, or the value of his or her holdings of a particular series of stock may be different from the value of his or her holdings in another series. This disparate stock ownership may cause the board member to favor one series of stock over another. Nevertheless, we believe that a member of our board could properly discharge his or her fiduciary responsibilities even if his or her interests in shares of different series were disproportionate or of unequal values. Our board members may create committees to review matters that raise conflict-of-interest issues. If a committee is formed, it would report to the full board.

HOLDERS OF OUR TRACKING STOCK HAVE LIMITED DECISION-MAKING POWER BECAUSE THEY HAVE LIMITED SEPARATE VOTING RIGHTS.

Holders of all series of our tracking stock vote together as a single class on all matters requiring common stockholder approval, including the election of directors. Holders of one series of tracking stock do not have the right to vote on matters separately from the other series except in limited circumstances. These circumstances are dictated by Massachusetts law, our articles of organization and the management and accounting policies adopted by our board of directors. Therefore, stockholders of one series of tracking stock generally could not make a proposal that would require approval only of the holders of that series. Instead, they would have to obtain approval from all common stockholders. The holders of GENZ Stock hold a large majority of the stockholders' voting power. Consequently, on matters requiring common stockholder approval, the holders of GENZ Stock are likely to decide the outcome.

INVESTORS MAY BE REQUIRED TO EXCHANGE THEIR SHARES OF GZMO STOCK FOR CASH OR SHARES OF GENZ STOCK VALUED AT LESS THAN WHAT A THIRD PARTY MIGHT PAY.

Our board of directors may at any time, in its sole discretion, decide to exchange shares of GZMO Stock, GZSP Stock or GZTR Stock for any combination of cash and shares of GENZ Stock at a 30% premium over the exchanged series' then current market value. In addition, if we transfer or sell to a third party all or substantially all of the assets of Genzyme Molecular Oncology, Genzyme Surgical Products or Genzyme Tissue Repair, we must exchange the shares of that division's tracking stock as follows:


IF WE ARE TRANSFERRING OR SELLING                                         FOR THE AMOUNT OF CASH
ASSETS OF                          THEN, WE MUST EXCHANGE                 AND/OR GENZ STOCK EQUAL TO

Genzyme Molecular Oncology         each share of GZMO Stock for           a 30% premium over the
                                   cash and/or shares of GENZ             market value of the GZMO
                                   Stock                                  Stock being exchanged

Genzyme Surgical Products          each share of GZSP Stock for           the market value of the GZSP
                                   cash and/or shares of GENZ             Stock being exchanged
                                   Stock

Genzyme Tissue Repair              each share of GZTR Stock for           a 30% premium over the
                                   cash and/or shares of GENZ             market value of the GZTR
                                   Stock                                  Stock being exchanged

Consequently, holders of GZMO Stock, GZSP Stock and GZTR Stock may receive an amount for their shares that is greater or less than the premium that a third party buyer of the division's assets would pay. Our board's discretion to cause such an exchange is described in our charter, which we filed with the SEC on June 18, 1997 as Exhibit 1 to our Registration Statement on Form 8-A.

WE MAY ELIMINATE TRACKING STOCK IF A CORPORATE LEVEL TAX IS IMPOSED ON THE ISSUANCE OF TRACKING STOCK.

A recent tax proposal by the Clinton Administration would impose a corporate level tax on issuances of tracking stock. If the proposal is enacted into law or effected through Treasury regulations, we could be taxed on an amount up to the gain realized in future financings in which we sell tracking stock, including the GZMO Stock. Also, any use of our tracking stock to acquire other companies could be taxed. We also may be taxed if we distribute to stockholders "designated" shares of tracking stock, which are shares designated by the tracked division as issuable at our board's option for Genzyme General's benefit. These or similarly adverse tax consequences could cause us to eliminate tracking stock from our capital structure. We cannot predict, however, whether Congress will enact legislation, or the Treasury Department will issue regulations, effecting this or a similar proposal.

THE LIQUIDATION RIGHTS FOR EACH SERIES OF TRACKING STOCK ARE NOT ADJUSTED TO REFLECT CHANGES IN THE SERIES' MARKET VALUE.

If we dissolve, liquidate or wind up our affairs (other than as part of a merger, business combination or sale of substantially all of our assets), our stockholders will receive any remaining assets according to the percentage of total liquidation units that they hold. The number of liquidation units per share for each series of our tracking stock is as follows:

     -   each share of GENZ Stock has 100 liquidation units;

     -   each share of GZMO Stock has 25 liquidation units;

     -   each share of GZSP Stock has 61 liquidation units; and

     -   each share of GZTR Stock has 58 liquidation units.

Although liquidation units are adjusted to prevent dilution in the event of certain subdivisions, combinations or distributions of common stock, they are not adjusted to reflect changes in the relative market value or performance of the divisions. Therefore, at the time of a dissolution, liquidation or winding up, the relative liquidation units attributable to each series of tracking stock may not correspond to the value of the underlying assets of that division.

OUR BOARD OF DIRECTORS MAY CHANGE ITS MANAGEMENT AND ACCOUNTING POLICIES TO THE DETRIMENT OF ONE SERIES OF TRACKING STOCK WITHOUT STOCKHOLDER APPROVAL.

Our board of directors has adopted management and accounting policies that are used to govern our business and to prepare our financial statements. These policies cover the allocation of our corporate expenses, assets and liabilities and other accounting matters, and the reallocation of assets between divisions and other matters. Our board generally may modify or rescind these policies or adopt new ones without stockholder approval. Any revised policies could have different effects on each series of our tracking stock and could be detrimental to one series as compared to another. Our board's discretion to make changes is limited only by the policies themselves and the board's fiduciary duty to all of our stockholders. We encourage you to review the full text of our management and accounting policies, which are included as Exhibit 99.5 to the Current Report on Form 8-K that we filed with the SEC on June 11, 1999.

OUR OTHER DIVISIONS MAY DEVELOP PRODUCTS IN THE FIELD OF ONCOLOGY THAT WILL NOT BE ALLOCATED TO GENZYME MOLECULAR ONCOLOGY AND MAY COMPETE WITH ITS PRODUCTS.

Our board of directors has adopted a policy that no division may engage in another division's principal business other than through joint ventures or other collaborative arrangements with more than one division and third parties. This non-compete policy, however, does not cover the entire field of oncology. Therefore, Genzyme General, Genzyme Surgical Products and Genzyme Tissue Repair may develop oncology products that will not be allocated to Genzyme Molecular Oncology and that may compete with Genzyme Molecular Oncology's products. We encourage you to review the full text of our non-compete policy, which is included in Exhibit 99.5 to the Current Report on Form 8-K that we filed with the SEC on June 11, 1999.

THE USE OF OPERATING LOSSES TO LOWER THE REPORTED TAX LIABILITY OF OUR PROFITABLE DIVISIONS WILL CAUSE LOWER REPORTED EARNINGS IN THE FUTURE FOR THE DIVISIONS GENERATING THESE OPERATING LOSSES.

Genzyme Corporation, rather than its divisions, is liable for taxes. Under our management and accounting policies, for financial reporting purposes we generally allocate taxes among our divisions as if they were separate taxpayers. However, our board of directors has adopted a policy that provides that if any of our divisions is unable to use its operating losses or other projected annual tax benefits to reduce its current or deferred income tax expense, we may reallocate these losses or benefits to our profitable divisions on a quarterly basis for financial reporting purposes. This will result in a division with current losses (such as Genzyme Molecular Oncology, Genzyme Surgical Products and Genzyme Tissue Repair) reporting lower earnings available to its common stockholders in the future than would be the case if that division had retained its historical losses or other benefits in the form of a net operating loss carryforward. We encourage you to review the full text of our tax allocation policy, which is included in Exhibit 99.5 to the Current Report on Form 8-K that we filed with the SEC on June 11, 1999.

B.  RISKS RELATED TO GENZYME MOLECULAR ONCOLOGY

The following risks and uncertainties may adversely affect the business of Genzyme Molecular Oncology:

THE SAGE(TM) TECHNOLOGY GENERATES ONLY MODEST REVENUES AND IT IS UNCERTAIN WHETHER GENZYME MOLECULAR ONCOLOGY WILL BE ABLE TO DEVELOP AND COMMERCIALIZE OTHER MARKETABLE PRODUCTS AND SERVICES.

We do not expect Genzyme Molecular Oncology's products and services to generate significant revenue for several years. Services based on the SAGE(TM) gene expression technology represent the only product or service that is nOt at an early stage of development. To date, these services have generated only modest revenue, and we compete with several companies in the genomic services market. Prior to commercializing any other products and services, Genzyme Molecular Oncology will need to conduct substantial research and development, including, in some cases, the replication of pre-clinical studies performed by its collaborators, undertake preclinical and clinical testing and pursue regulatory approvals. We cannot guarantee that these efforts will be successful. Clinical trials, for example, may not support the safety or effectiveness of a particular product or service. Currently, Genzyme Molecular Oncology's gene therapy products for melanoma are its only therapeutic products in clinical development. We may encounter problems in these or other clinical trials that lead to delay or suspension of the trials. In addition, gene therapy represents a new approach to cancer treatment, and we will need to overcome many technical obstacles in developing gene therapy products. To date, the FDA has not approved the sale of any gene therapy products.

GENZYME MOLECULAR ONCOLOGY ANTICIPATES FUTURE LOSSES AND MAY NEVER BECOME PROFITABLE.

We expect Genzyme Molecular Oncology to have significant operating losses for the next several years. Genzyme Molecular Oncology plans to spend substantial amounts of money on, among other things:

     -   commercialization of the SAGE(TM) technology;

     -   research and development;

     -   preclinical and clinical testing; and

     -   pursuing regulatory approvals.

We cannot guarantee that the efforts underlying these expenditures will be successful or that Genzyme Molecular Oncology's operations will ever be profitable. It may be years before the division generates any revenue from sales of products or services other than those based on the SAGE(TM) technology.

IF GENZYME MOLECULAR ONCOLOGY FAILS TO OBTAIN THE CAPITAL NECESSARY TO FUND ITS OPERATIONS, IT WILL BE UNABLE TO FUND DEVELOPMENT PROGRAMS AND COMPLETE CLINICAL TRIALS.

We anticipate that Genzyme Molecular Oncology's current cash resources, together with amounts available under a line of credit from Genzyme General and revenues generated from the SAGE(TM) technology, license agreements and committed research funding from collaborators, will be sufficient to fund its operations through 2000. However, Genzyme Molecular Oncology's cash needs may differ from those planned because of many factors, including:

     -   the results of research and development and clinical testing;

     -   the achievement of milestones under existing strategic alliances;

     - the ability to establish and maintain additional strategic alliances and licensing arrangements;

     -   the enforcement of patent and other intellectual property rights;

     -   the development of competitive products and services; and

     - the ability to satisfy regulatory requirements of the FDA and other government authorities.

Genzyme Molecular Oncology may require significant additional financing to continue operations at anticipated levels. We cannot guarantee that the division will be able to obtain any additional financing or find it on favorable terms. If Genzyme Molecular Oncology has insufficient funds or is unable to raise additional funds, it may delay, reduce or eliminate certain of its programs. Genzyme Molecular Oncology may also have to give rights to third parties to attempt to commercialize technologies or products that it would otherwise commercialize itself.

GENZYME MOLECULAR ONCOLOGY MAY FAIL TO PROTECT ADEQUATELY ITS PROPRIETARY TECHNOLOGY, WHICH WOULD ALLOW COMPETITORS TO TAKE ADVANTAGE OF ITS RESEARCH AND DEVELOPMENT EFFORTS.

Our long-term success largely depends on our ability to market technologically competitive products. We can prevent unauthorized third parties from using proprietary rights relating to our products and services only if these rights are covered by patents or are kept confidential as trade secrets.

While Genzyme Molecular Oncology's employees, consultants and corporate partners with access to proprietary information generally are required to enter into confidentiality agreements, we cannot guarantee that these agreements will be honored. In addition, some of Genzyme Molecular Oncology's consultants have developed portions of Genzyme Molecular Oncology's proprietary technology at universities or in governmental laboratories. These universities or governmental authorities may claim rights to the intellectual property arising out of the research performed at the university or governmental laboratory.

Genzyme Molecular Oncology also relies upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We cannot guarantee that other parties will not independently develop such know-how or otherwise obtain access to Genzyme Molecular Oncology's technology.

We cannot guarantee that the patents issued or licensed to us will remain free from challenge by third parties.

GENZYME MOLECULAR ONCOLOGY MAY BE REQUIRED TO LICENSE TECHNOLOGY FROM COMPETITORS IN ORDER TO DEVELOP AND COMMERCIALIZE SOME OF ITS PRODUCTS AND SERVICES, AND IT IS UNCERTAIN WHETHER THESE LICENSES WILL BE AVAILABLE.

Third party patent rights and pending patent applications filed by third parties, if issued, may cover some of the products Genzyme Molecular Oncology is developing or testing. As a result, Genzyme Molecular Oncology may be required to obtain licenses from the holders of these patents in order to use or sell certain products and services. We cannot guarantee that these licenses will be available on acceptable terms. If these licenses are not available, Genzyme Molecular Oncology's ability to commercialize its products and services may be impaired.

In its immunotherapy program, Genzyme Molecular Oncology is in the process of evaluating the therapeutic administration of genes that encode specific tumor antigens and antigenic peptide products, including MART-1 and gp100. Genzyme Molecular Oncology is aware of two issued U.S. patents directed to the gene which encodes MART-1. While Genzyme Molecular Oncology has obtained rights under one of these patents, it is still in the process of evaluating the scope and validity of the other. Genzyme Molecular Oncology is also evaluating an issued U.S. patent covering the gene that encodes gp100 and three published Patent Cooperation Treaty applications by three different third party applicants which may cover antigens derived from gp100. Genzyme Molecular Oncology is in the process of evaluating the scope and validity of these patents and patent applications to determine whether obtaining licenses is necessary.

GENZYME MOLECULAR ONCOLOGY MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

If Genzyme Molecular Oncology initiates or is required to defend itself in patent litigation, it could consume a substantial portion of Genzyme Molecular Oncology's resources. Any legal action against Genzyme Molecular Oncology or its strategic partners claiming damages or seeking to stop commercial activities relating to the affected products and processes could subject Genzyme Molecular Oncology to liability for damages.

These actions may also require Genzyme Molecular Oncology or its strategic partner to obtain a license in order to continue to manufacture or market the affected products and services. We cannot guarantee that Genzyme Molecular Oncology or its strategic partner would prevail in any legal action. If Genzyme Molecular Oncology is required to obtain a license, we cannot guarantee that one would be made available or made available on acceptable terms.

REGULATION BY GOVERNMENT AGENCIES IMPOSES SIGNIFICANT COSTS AND RESTRICTIONS ON THE DEVELOPMENT OF GENZYME MOLECULAR ONCOLOGY'S PRODUCTS AND SERVICES.

Genzyme Molecular Oncology's ability to successfully satisfy regulatory requirements will significantly determine its future success. We cannot guarantee that any required regulatory approvals will be granted or that they will be granted on a timely basis. The production and sale of health care products and provision of health care services are highly regulated. In particular, the FDA and comparable agencies in foreign countries must approve human therapeutic and diagnostic products before they are marketed. This approval process can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. This regulation may delay the time at which a product or service first can be sold, limit how a product or service may be used, or adversely impact third party reimbursement.

GENZYME MOLECULAR ONCOLOGY'S COMPETITORS IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY HAVE SUPERIOR PRODUCTS, MANUFACTURING CAPABILITIES OR MARKETING EXPERTISE.

The human health care products and services industry is extremely competitive. Major pharmaceutical companies and other biotechnology companies compete with Genzyme Molecular Oncology. Certain of these competitors may have superior research and development, marketing and production capabilities. Some competitors also may have greater financial resources than Genzyme Molecular Oncology. The future success of the division will depend on its ability to effectively develop and market its products against those of its competitors.

IF GENZYME MOLECULAR ONCOLOGY IS UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES, ITS PRODUCTS OR SERVICES MAY BECOME OBSOLETE.

The field of biotechnology is characterized by significant and rapid technological change. Although Genzyme Molecular Oncology attempts to expand its technological capabilities in order to remain competitive, research and discoveries by others may make its products or services obsolete. For example, certain of Genzyme Molecular Oncology's competitors may develop genomic services that make the SAGE(TM) technology obsolete.

GENZYME MOLECULAR ONCOLOGY MAY NOT RECEIVE SIGNIFICANT PAYMENTS FROM COLLABORATORS DUE TO UNSUCCESSFUL RESULTS IN EXISTING COLLABORATIONS OR A FAILURE TO ENTER INTO FUTURE COLLABORATIONS.

Genzyme Molecular Oncology's strategy to develop and commercialize certain of its products and services includes entering into various arrangements with both academic collaborators, and corporate partners and licensees. Genzyme Molecular Oncology depends on the success of these parties in performing research, preclinical and clinical testing, and marketing. These arrangements may require Genzyme Molecular Oncology to transfer certain important rights to its corporate partners and licensees. While Genzyme Molecular Oncology believes its collaborators and licensees will want to perform their contractual responsibilities, in some cases the amount and timing of resources that they devote to their collaborations with the division, and the ability to terminate the collaboration, will be controlled by the collaborators. As a result, Genzyme Molecular Oncology cannot guarantee that it will receive revenues or profits from these arrangements, that any of its strategic alliances will continue or not terminate early, or that it will be able to enter into future collaborations.

IF GENZYME MOLECULAR ONCOLOGY FAILS TO OBTAIN ADEQUATE LEVELS OF REIMBURSEMENT FOR ITS ONCOLOGY PRODUCTS AND SERVICES FROM THIRD-PARTY PAYERS, THE COMMERCIAL POTENTIAL OF ITS PRODUCTS AND SERVICES WILL BE SIGNIFICANTLY LIMITED.

A substantial portion of Genzyme Molecular Oncology's future revenue may come from payments by third party payers, including government health administration authorities and private health insurers. Third party payers may not reimburse patients for newly approved health care products. More and more third party payers are attempting to contain health care costs by:

     -   challenging the prices charged for health care products and services;

     - limiting both coverage and the amount of reimbursement for new therapeutic products;

     - denying or limiting coverage for products that are approved by the FDA, but are considered experimental or investigational by third party payers; and

     - refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval.

Government and other third party payers may provide inadequate or no insurance coverage and reimbursement for Genzyme Molecular Oncology's products and services.

In addition, Congress has occasionally discussed implementing broad-based measures to contain health care costs. While Congress has not enacted any legislation specifically designed to contain health care costs, it is possible that Congress will revisit the issue. We cannot predict what effect any actual legislation would have on our business.

THE VOLATILITY IN THE PRICE OF GZMO STOCK COULD RESULT IN THE LOSS OF A SIGNIFICANT AMOUNT OF YOUR INVESTMENT.

The market price for GZMO Stock may vary widely as a result of several factors, including:

     - announcements of technological innovations or new commercial products by us or by our competitors;

     -   governmental regulatory initiatives;

     -   patent or proprietary rights developments;

     - public concern as to the safety or other implications of biotechnology products; and

     -   general market conditions.

This volatility could lead to the loss of a significant amount of your investment.

C.  RISKS RELATED TO GENZYME, INCLUDING THE OTHER GENZYME DIVISIONS

Holders of GZMO Stock are stockholders of Genzyme. Liabilities or contingencies of the divisions of Genzyme other than Genzyme Molecular Oncology that affect Genzyme's resources or financial condition could affect the financial condition or results of operations of Genzyme Molecular Oncology. Therefore, you should review the following risks as well as the risks and uncertainties described under the heading "Management's Discussion and Analysis of Genzyme Corporation and Subsidiaries' Financial Condition and Results of Operations -- Factors Affecting Future Operating Results" included on pages 41 through 44 of Exhibit
13.1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on June 30, 1999.

A REDUCTION IN REVENUES FROM SALES OF PRODUCTS THAT TREAT GAUCHER DISEASE WOULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS.

Through Genzyme General, we generate a majority of our product revenues from sales of enzyme-replacement products for patients with Gaucher disease. Genzyme General entered this market in 1991 with Ceredase(R) enzyme. Because production of Ceredase(R) enzyme was subject to supply constraints, the division developed Cerezyme(R) enzyme, a recombinant form of the enzyme. Genzyme General stopped producing Ceredase(R) enzyme, except for small quantities, during 1998, after substantially all the patients previously using Ceredase(R) enzyme had converted to Cerezyme(R) enzyme. Sales of Ceredase(R) enzyme and Cerezyme(R) enzyme totaled $411.1 million for the year ended December 31, 1998, representing approximately 67% of our product revenues for that year, and $230.7 million for the six months ended June 30, 1999, representing approximately 70% of our product revenues for that period.

Because our business is highly dependent on Cerezyme(R) enzyme, a reduction in revenue from sales of this product would affect adversely our results of operations. Revenues from Cerezyme(R) enzyme would be impacted negatively if competitors developed alternative treatments for Gaucher disease and these alternative products gained commercial acceptance. Certain companies have initiated efforts to develop competitive products and other companies may do so in the future.

WE MAY REQUIRE SIGNIFICANT ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

As of June 30, 1999, we had approximately $651.8 million in cash, cash equivalents and short- and long-term investments (excluding investments in equity securities).

Although we currently have substantial cash resources and positive cash flow, we intend to use substantial portions of our available cash for:

     -   product development and marketing;

     -   expanding facilities; and

     -   working capital.

We will further reduce available cash reserves to pay principal and interest on the following debt:

     - As of June 30, 1999, we owed approximately $100 million under a $225 million revolving credit facility with a group of commercial banks. Of this outstanding amount, we have allocated $82 million to Genzyme General and $18 million to Genzyme Tissue Repair. Amounts borrowed under this revolving credit facility bear interest at a floating rate based upon an applicable margin above the London InterBank Offered Rate. We must repay all borrowings under this facility on November 15, 1999. We intend to renew this credit line, although we cannot guarantee that we will be able to do so on the same or as favorable terms, if at all.

     - In February 1997, we issued a $13 million convertible note, the entire principal amount of which is allocated to Genzyme Tissue Repair. This convertible note bears interest at an annual rate of 5% and matures on February 27, 2000, but the holders of these convertible notes may exchange principal, and under some circumstances interest, on the note for shares of GZTR Stock. As of June 30, 1999, $7.36 million of principal on this convertible note was outstanding.

     - In August 1998, we issued $21.2 million in convertible debentures, the entire principal amount of which is allocated to Genzyme General. These convertible debentures bear interest at an annual rate of 5% and mature on August 29, 2003, but the holders of these convertible debentures may exchange principal, and under some circumstances interest, on the convertible debentures for shares of GENZ Stock.

     - In May 1998, we issued $250 million in convertible notes, the entire principal amount of which is allocated to Genzyme General. These convertible notes bear interest at an annual rate of 5 1/4% and mature on June 1, 2005, but the holders of these notes may exchange principal on the notes for shares of GENZ Stock, GZMO Stock and GZSP Stock.

To satisfy these and other commitments, we may have to obtain additional financing. We cannot guarantee that we will be able to obtain any additional financing, extend any existing financing arrangement, or obtain either on favorable terms.

SEVERAL ANTI-TAKEOVER PROVISIONS MAY DEPRIVE OUR STOCKHOLDERS OF THE OPPORTUNITY TO RECEIVE A PREMIUM FOR THEIR SHARES UPON A CHANGE IN CONTROL.

Certain provisions of Massachusetts law and our articles of organization, bylaws and stockholder rights plan could delay or prevent a change in control of Genzyme or a change in Genzyme's management.

Our tracking stock structure may also deprive our stockholders of the opportunity to receive a premium for their shares upon a change in control because, in order to obtain control of a particular division, an acquiror would have to obtain control of Genzyme. In addition, our board of directors may, in its sole discretion, (1) exchange shares of GZMO Stock, GZSP Stock or GZTR Stock for GENZ Stock at a 30% premium over the market value of the exchanged shares and (2) issue shares of undesignated common and preferred stock from time to time in one or more series. Either of these board actions could increase the cost of an acquisition of Genzyme and thus discourage a takeover attempt.

                             SELLING SECURITYHOLDER

This prospectus relates to sales of up to _______ shares of GZMO Stock by Canadian Medical Discoveries Fund, Inc. Canadian Medical Discoveries Fund acquired these shares when we purchased one-half of its interest in StressGen/Genzyme LLC.

The shares of GZMO Stock being registered may be offered from time to time pursuant to this prospectus. Our registration of the GZMO Stock does not necessarily mean that the selling securityholder will sell all or any of its shares.

Prior to the issuance of the ___________ shares of GZMO Stock covered by this prospectus, the selling securityholder did not beneficially own any shares of GZMO Stock. On ____________, 1999, ______________ shares of GZMO Stock were outstanding. The GZMO shares being registered represent ____% of GZMO Stock outstanding as of that date.

Other than as an investor in StressGen/Genzyme LLC, the selling securityholder has not had a material relationship with Genzyme during the past three years.

Individuals and entities who receive shares from the selling securityholder as a gift or in connection with a pledge may sell up to 500 of those shares using this prospectus.

                              PLAN OF DISTRIBUTION

The selling securityholder may offer the shares of GZMO Stock at various times in transactions:

     -   in the over-the-counter market;

     -   on any exchange where GZMO Stock is then listed;

     - with broker-dealers or third parties other than in the over-the-counter market or on an exchange (including block sales);

     -   in connection with short sales;

     - in connection with writing call options or in other hedging arrangements; or

     -   involving a combination of such methods.

The selling securityholder may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, at fixed prices or at a combination of such prices.

The selling securityholder may use dealers, agents or underwriters to sell its shares. If this happens, the dealers, agents or underwriters may receive compensation in the form of discounts or commissions from the selling securityholder or from the purchaser(s) of shares or from both (which compensation to a particular broker might be in excess of customary compensation).

The selling securityholder and any dealers, agents or underwriters that participate with the selling securityholder in the distribution of the shares may be deemed to be "underwriters" (as this term is defined in the Securities Act of 1933). Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of such shares of GZMO Stock offered by this prospectus, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution. If, for example, the selling securityholder sell shares in an underwritten offering, a prospectus supplement accompanying this prospectus will set forth, to the extent required, the aggregate number of shares being offered, the name or names of the underwriters, whether the underwriters are acting as principals or agents, any underwriting discounts, concessions or commissions allowed or reallowed or paid to dealers. When the underwriters act as principals in an underwritten offering, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In this case, the shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. When the underwriters act as principals in connection with an underwritten sale of shares, the underwriters may receive compensation from the selling securityholder in the form of underwriting discounts, concessions or commissions and/or commissions from purchasers of the shares for whom they may act as agents. Underwriters may sell shares to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Underwriters may be entitled under agreements with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution from us for payments such underwriters may be required to make in connection with certain civil liabilities. These underwriters may engage in transactions with, or perform services for, us for customary compensation.

We have agreed to pay for most of the expenses incident to the offer and sale of the shares offered by the selling securityholder using this prospectus. The selling securityholder, however, will pay any underwriting discounts and selling commissions.

To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

                                  LEGAL MATTERS

Our counsel, Palmer & Dodge LLP, Boston, Massachusetts, is giving us an opinion on the validity of the shares offered by this prospectus.

                                     EXPERTS

The financial statements of Genzyme Corporation, Genzyme Tissue Repair and Genzyme Molecular Oncology incorporated in this prospectus on Form S-3 by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, as amended, the financial statements of Genzyme Surgical Products incorporated in this prospectus on Form S-3 by reference to the Form 8-K as filed on June 11, 1999, the financial statements of Genzyme General incorporated in this prospectus on Form S-3 by reference to the Form 8-K as filed on June 30, 1999, and the financial statements of the Genzyme Retirement Savings Plan incorporated in this prospectus on Form S-3 by reference to the Form 10-K/A as filed on June 30, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be borne by Genzyme in connection with the registration of the GZMO Stock are estimated as follows:

SEC Registration Fee................................................. $ 1,815.70
Printing and engraving expenses...................................... $   500.00
Accounting fees and expenses......................................... $ 5,000.00
Legal fees and expenses.............................................. $ 5,000.00
Miscellaneous expenses............................................... $   684.30
             Total................................................... $13,000.00
             =====                                                    ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's Amended and Restated Articles of Organization, By-Laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of Genzyme or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

Article VI of Genzyme's By-Laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct); provided that no indemnification shall be provided for any such person with respect to any matter as to which he or she shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of Genzyme or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and provided, further, that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof have been approved by Genzyme, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under
Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

Genzyme also has in place agreements with certain officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's By-Laws.

Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders, and (iv) transactions from which the director derived an improper personal benefit. Article VI.C.5. of Genzyme's Amended and Restated Articles of Organization provides that no director shall be personally liable to Genzyme or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

ITEM 16.  EXHIBITS

See the Exhibit Index immediately following the signature page.

ITEM 17.  UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section

         13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in
         Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of September 20, 1999.

                                     GENZYME CORPORATION


                                     By:  /s/ Michael S. Wyzga
                                          --------------------------------------
                                           Michael S. Wyzga
                                           Senior Vice President and Chief
                                           Financial Officer


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Genzyme Corporation, hereby severally constitute and appoint Henri A. Termeer, Michael S. Wyzga, Evan
M. Lebson and Peter Wirth, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 (including any post-effective amendments thereto), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

             SIGNATURE                     TITLE                   DATE

/s/ Henri A. Termeer                Principal Executive      September 20, 1999
----------------------------------  Officer and Director
Henri A. Termeer

/s/ Michael S. Wyzga                Principal Financial and  September 20, 1999
----------------------------------  Accounting Officer
Michael S. Wyzga

/s/ Constantine E. Anagnostopoulos  Director                 September 16, 1999
----------------------------------
Constantine E. Anagnostopoulos

/s/ Douglas A. Berthiaume           Director                 September 20, 1999
----------------------------------
Douglas A. Berthiaume

/s/ Henry E. Blair                  Director                 September 20, 1999
----------------------------------
Henry E. Blair

/s/ Robert J. Carpenter             Director                 September 20, 1999
----------------------------------
Robert J. Carpenter

                                    Director
----------------------------------
Charles L. Cooney

/s/ Henry R. Lewis                  Director                 September 20, 1999
----------------------------------
Henry R. Lewis

                                  EXHIBIT INDEX

   EXHIBIT
     NO.                                     DESCRIPTION

     4.1 Restated Articles of Organization of Genzyme, as amended. Filed as Exhibit 1 to Genzyme's Registration Statement on Form 8-A filed with the Commission on June 18, 1997, and incorporated herein by reference.

     4.2 By-laws of Genzyme. Filed as Exhibit 3.2 to Genzyme's Form 8-K dated December 31, 1991 (File No. 0-14680), and incorporated herein by reference.

     4.3 Indenture, dated as of May 22, 1998, between Genzyme and State Street Bank and Trust Company, as Trustee, including the form of Note. Filed as Exhibit 4.3 to Genzyme's Registration Statement on Form S-3 (File No. 333-59513) and incorporated herein by reference.

     4.4 Registration Rights Agreement, dated as of May 19, 1998, among Genzyme, Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Cowen & Company. Filed as Exhibit 4.4 to Genzyme's Registration Statement on Form S-3 (File No. 333-59513) and incorporated herein by reference.

     4.5 Purchase Agreement, dated as of May 19, 1998, among Genzyme, Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Cowen & Company. Filed as
                         Exhibit 4.5 to Genzyme's Registration Statement on Form S-3 (File No. 333-59513) and incorporated herein by reference.

     4.6 Series Designation for Genzyme Molecular Oncology Division Common Stock, $.01 par value. Filed as Exhibit 2 to Genzyme's Registration Statement on Form 8-A filed with the Commission on June 18, 1997, and incorporated herein by reference.

     4.7 Series Designation for the Series A, Series B, Series C and Series D Junior Participating Preferred Stock, $.01 par value, of Genzyme. Filed as Exhibit 2 to Amendment No. 1 to Genzyme's Registration Statement on Form 8-A filed with the Commission on June 11, 1999, and incorporated herein by reference.

     4.8 Amended and Restated Renewed Rights Agreement dated as of June 10, 1999 between Genzyme and American Stock Transfer and Trust Company. Filed as Exhibit 4 to Amendment No. 1 to Genzyme's Registration Statement on Form 8-A dated June 11, 1999, and incorporated herein by reference.

     4.9                 Warrant issued to Richard Warren, Ph.D. Filed as
                         Exhibit 4 to the Form 8-K of IG Laboratories, Inc. dated October 11, 1990 (File No. 0-18439), and incorporated herein by reference.

     4.10 Form of Genzyme General Division Convertible Debenture dated August 29, 1998, including a schedule with respect thereto filed pursuant to Instruction 2 to Item 601 of Regulation S-K. Filed as Exhibit 4.15 to Genzyme's Registration Statement on Form S-3 (File No. 333-64901) and incorporated herein by reference.

     4.11 Registration Rights Agreement dated as of August 29, 1997 by and among Genzyme and the entities listed on the signature pages thereto. Filed as Exhibit 10.8 to Genzyme's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

     4.12                Warrant Agreement between Genzyme and Comdisco, Inc.
                         Filed as Exhibit 10.22 to a Form 10 of PharmaGenics, Inc. ("PharmaGenics") (File No. 0-20138), and incorporated herein by reference.

     4.13 Form of Genzyme Corporation Convertible Note dated February 28, 1997 issued to Credit Suisse First Boston (Hong Kong) Ltd. ("CSFB"). Filed as Exhibit 4.14 to Genzyme's Form 10-K/A for the year ended December 31, 1997 filed with the Commission on April 27, 1998, and incorporated herein by reference.

     4.14 Series Designation for Genzyme Surgical Products Division Common Stock, $.01 par value. Filed as Exhibit 2 to Genzyme's Registration Statement on Form 8-A filed with the Commission on June 11, 1999, and incorporated herein by reference.

      5 Opinion of Palmer & Dodge LLP. To be filed by amendment.

     23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to Genzyme. Filed herewith.

     23.2 Consent of Palmer & Dodge LLP (contained in Exhibit 5 hereto).

      24 Power of Attorney (included on the signature page hereto).